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                                                                 EXHIBIT 10.42


                                MASTER AGREEMENT

                                 EXECUTION SHEET


This Master Agreement ("Agreement") is made and entered into by and between Aetna U.S. Healthcare, Inc., on behalf of itself and all of its applicable Affiliates as defined herein ("Company"), and Coram Healthcare Corporation, on behalf of itself and its applicable Affiliates as defined herein (hereinafter "Network"). As used in this Agreement, "Company" and "Network" may refer respectively from time to time to Aetna U.S. Healthcare Inc. and its affiliated companies, collectively, and to Coram Healthcare Corporation and its affiliated companies collectively. Company and Network are hereinafter sometimes referred to as "Parties" and individually as a "Party".

The Effective Date of this Agreement shall be May 1, 1998 ("Effective Date").

Company and Network mutually desire to enter into an agreement whereby Company and Network will provide access to and coordinate the provision of home health care services to Members with the objective of delivering quality and cost-effective home health care services.

The parties acknowledge and agree that certain state laws and regulations within the Regions may require that certain obligations of the parties as contemplated hereunder be carried out by duly licensed and/or authorized Affiliates(s) of the Parties. To that end, the parties agree that they shall cause their respective Affiliates(s) to execute the agreements attached hereto as Attachments D and M (incorporated herein by reference) contemporaneously herewith, and shall ensure compliance by their respective Affiliate(s) with the terms of such agreements, as necessary to ensure the Parties' compliance with this Agreement.

This Agreement, together with all of its Attachments, Exhibits and Schedules, as it and they may be amended from time to time as provided herein, constitutes the complete and exclusive contract between the parties with respect to the subject matter hereof and supersedes any and all prior contemporaneous oral or written communications or proposals not expressly included herein. The Parties further agree that, upon the Implementation Date hereof, the agreements between the Parties or their respective Affiliates for the provision of the Home Health Services to Network Members in the Regions shall be amended by the terms of this Agreement which relate to the provision of Home Health Services by Network or its Affiliates in the Region, and those provisions of such agreements not otherwise in conflict with this Agreement shall remain in full force and effect and are hereby ratified and affirmed. Provisions addressing the requirements in the immediately preceding sentence shall be in accordance with the Network Amendment in Attachment E-1 and the Three Party Agreement in Attachment E-2, as the case may be.

In consideration of the mutual covenants and promises stated herein and other good and valuable consideration, the parties hereby enter into this Agreement. By executing this Agreement, the parties acknowledge and agree that they have reviewed all of the terms and conditions of this Agreement and intend to be legally bound by same.

COMPANY                                    NETWORK

By:                                        By:
    ---------------------------               ---------------------------

Printed Name:                              Printed Name:
             ------------------                         -----------------
Title:                                     Title:
      -------------------------                  ------------------------
Date:                                      Date:
     --------------------------                 --------------------------





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This Agreement is entered into by and between Company and the Network that has signed the Execution Sheet attached hereto.

1.   NETWORK REQUIREMENTS AND REPRESENTATIONS

     A. Network maintains and operates, or will, prior to the Implementation Date, maintain and operate one or more networks for the provision of the home health care services listed in Attachment A hereof ("Home Health Services") in each of the following states: New York, Connecticut, Rhode Island, Massachusetts, New Hampshire, Pennsylvania, New Jersey and Delaware, and such other states as may be agreed to by the Parties in writing and added as an addendum to this Agreement. The network in each of such states is hereinafter referred to as a "Home Health Network". Attached hereto as "Attachment B" is a list of Network's Network Providers in each of the foregoing states, organized by provider type, and showing the name, address and telephone number of each such Network Provider, and Company agrees that such Network Providers listed on such Attachment "B", as of the Effective Date, are deemed by Company to satisfy all Company participation criteria as Participating Providers. At all times during the term of this Agreement upon and after the Implementation Date, Network shall maintain such Home Health Networks. Network agrees, upon reasonable prior written notice, and so long as a provider meets Network's then current participation criteria (which criteria shall not be materially different from or inconsistent with then-current applicable Company participation criteria) and meets Company's participation criteria, and who accepts Network's then current fee schedule consistently applied, to add such additional providers as Network Providers to each Home Health Network as reasonably required by Company to meet the health care needs of Company Members in the Geographic Areas.

     B. In order to provide services pursuant to this Agreement, Network Providers must have executed individual provider contracts and other appropriate agreements and instruments with both Company and Network for provision of services to Members and agreeing to the terms and conditions herein, in form and content as specified herein. Network shall require all Network Providers to provide Home Health Services to Network Members under each applicable Plan. The provision of Home Health Services by each Network Provider to Network Members shall be governed by the applicable Company provider agreement signed by such provider if and only to the extent any inconsistency arises between the applicable Company contract and any other document to which Network Provider may be a party, except as expressly provided for otherwise herein.

         All Network Providers will act as independent contractors of Company and all Network Associated Providers will act as independent contractors of Network in providing Home Health Services to Members. Except as otherwise set forth in this Agreement, Company shall not be liable to Network for any provider's failure to properly perform health care services or deliver supplies to any Member or fulfill his/her/its obligations under a Company provider contract or any other agreement to which such provider is a party.

         Notwithstanding anything contained hereinabove to the contrary, Network and Network Affiliated Providers make no representations or warranties, express or implied, as to the safety, fitness or fitness for a particular purpose of any item, supply or durable medical equipment furnished to a Member in connection with this Agreement. This provision shall not be construed to absolve or limit Network or Network Affiliated Providers' obligations to provide Home Health Services with at least the same degree of care and skill as customarily provided to patients who are not Members in accordance with generally accepted standards of practice applicable to similarly situated providers under the terms of this Agreement or the applicable Network Participating Provider Agreement or the applicable Company Participating Provider Agreement.

     C. Network Provider Agreements. Network Providers shall be under agreement with Network and Company in order to provide services to Network Members hereunder. Such agreements, as between Network and Network Providers, shall be executed in the form and content attached hereto

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         as Attachment C, and Network represents and warrants that all Network
         Providers will have executed or will execute the form of agreement in Attachment C. Such Network Participation Agreements are hereby deemed acceptable to Company for purposes of meeting Network's obligations hereunder. Amendments to such Network Participation Agreements which would have a material impact on the provision of Home Health Services to Network Members by Network Providers under this Agreement, require the prior written approval of Company, not to be unreasonably withheld. Network shall contractually require Network Providers to comply with the applicable terms of this Agreement. Subject to the terms of the Three Party Agreement described in section 1.E below, Network agrees to enforce its Agreements with Network Providers as necessary to ensure compliance with the terms of this Agreement, including but not limited to the obligation that Network Providers provide the Home Health Services to Network Members in accordance with the applicable Plan. In order to remain Network Providers for the term of this Agreement, Network Providers must continue to meet the Company Participation Criteria set forth in the applicable Company Participating Provider Agreement attached hereto as Attachment D.

     D. Company Provider Agreements. Network agrees to cause Network Affiliated Providers to execute a Company Participating Provider agreement and to contractually require Network Associated Providers to execute the applicable form of Company Participating Provider Agreement attached hereto as Attachment D, for each of the states referenced above. Agreements, as between Company and Network Providers shall be, for those Network Associated Providers already contracted with Company as of the Implementation Date, in approved Company provider contract forms provided that such forms of agreements shall not be materially inconsistent with the Attachment D. For all Network Affiliated Providers as of the Implementation Date and all Network Providers who are contracted by the Parties after the Implementation Date, as between Company and Network Providers, agreements shall be in the form and content in Attachment D hereof, with only those state-specific changes as may be required by the applicable regulatory authorities. Notwithstanding anything to the contrary herein, at Company's discretion, Company may amend such agreements upon written notice to Network Providers and Network only as required to comply with applicable law or regulation, or any order or directive of any governmental agency with appropriate jurisdiction. Except for a provider who is not a Participating Provider but whose participation is approved by the applicable Company regional medical director on a case-by-case basis as provided in this section 1.D, Company represents and warrants that all Network Providers added to Network after the Implementation Date will execute an agreement substantially in the form attached hereto in Attachment D, with only those state-specific changes as may be required by the applicable regulatory authorities, and Network Providers shall not provide Home Health Services to Members unless and until such Network Provider has executed and delivered to Company (and Company has accepted) the applicable attached Company participating Provider Agreement. The case-by-case approval by the applicable Company regional medical director in the immediately preceding sentence shall be given in those limited circumstances and only in those circumstances where no Network provider exists after Network has fulfilled its obligations hereunder, such approval not to be unreasonably withheld.

         Network shall recommend to Network Providers who have expressed the desire to participate under the terms of this Agreement, and who are not currently Company Participating Providers, to apply for participation with Company. Company agrees to accept for participation under this Agreement and to enter into a Company Participating Provider Agreement in the applicable form of Attachment D and Attachment E-2, any such Network Provider that meets Company's participation criteria and who agrees to be bound by the terms of this Agreement, provided that the participation of such providers under this Agreement does not, in Company's reasonable good faith determination, materially impair Company's business objectives in the Region(s) under this Agreement.

     E. Three Party Agreements/Negative Amendments. For each Network Associated Provider not based in New York state, as of the Implementation Date, Network shall amend their Network Participation Agreements with such Network Associated Provider in the form and substance in Attachment E-1



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         hereto, which attachment, inter alia, provides that Network Associated
         Provider shall look solely to Network for any payment in respect of Home Health Services rendered to Network Members, Company shall be the third-party beneficiary of such amendment and that Company may directly enforce against such Network Associated Provider the Network Provider obligations created as a result of such amendment, without Company being subject to any defenses or claims such Network Associated Provider may raise or have against Network ("Network Amendment"). Network represents and warrants that such Network Amendment is deemed approved by and legally enforceable against such Network Provider in accordance with the terms herein and in accordance with its terms, except as such Network Associated Provider provides effective notice to Network within 20 days of receiving such Network Amendment that such Network Associated Provider does not accept such Network Amendment. Such Network Associated Providers who provide such notice rejecting such Network Amendment shall, for the purposes of this Agreement, not be a Network Provider, unless such Network Associated Provider executes a Three Party Agreement (as defined below). Throughout the term of this Agreement, for Network Providers (including all New York state Network Providers as of the Implementation Date) who are added to a Home Health Network after the Implementation Date, such Network Provider, Network and Company shall execute an agreement in the form attached hereto as Attachment E-2 ("Three Party Agreement"). The Parties agree to execute, and to use their commercially reasonable best efforts to cause Network Providers and Company Participating Providers wishing to participate under this Agreement to execute, the Three Party Agreement attached hereto as Attachment E-2 . For the purposes of the immediately preceding sentence, Network shall be obligated, on or prior to the Implementation Date, to cause each Network Affiliated Provider to execute and deliver to Company the Three Party Agreement. Each of such Network Amendment and such Three Party Agreement shall resolve any differences between Company's Participating Provider Agreement and Network's Participating Provider Agreement, and shall set forth the terms and conditions pursuant to which Home Health Services shall be rendered to Network Members by each Network Provider who executes such Network Amendment or such Three Party Agreement. All revisions or amendments to any Network Amendment or Three Party Agreement require the mutual written consent of the Parties, not to be unreasonably withheld or delayed.

     F. Legal Compliance and Representations. Network represents and warrants to Company that it has full right and authority to enter into this Agreement and the other collateral agreements contemplated by this Agreement (including the New York IPA Agreement as defined herein), and that neither the execution of such agreements nor the carrying out of their respective terms will contravene, violate or cause the breach of, any contract or agreement to which Network is a party or by which Network may be bound. Network further represents and warrants that, as of the Effective Date, its responses to Company's "Home Health Care Provider Profile Questionnaire", transmitted by Mr. Louis A. Zambelli, Jr. to Company on May 30, 1997, as amended in correspondence from Network to Company's National Ancillary Contract staff through the Effective Date, and all of same are true and correct in all material respects.

     G. Provider Education. In cooperation with and with assistance from, Company, Network shall review, inform and educate Network Providers of all Company policies and procedures applicable under the terms of this Agreement.

     H. Network Support. Network agrees to maintain such support staff, toll-free telephone lines and other operations reasonably necessary to fulfill Network's obligations under this Agreement.

     I. Claims Processing and Payment. Effective as of the Implementation Date, and for so long as Company has paid Network the applicable Capitation Amount due and owed by Company to Network, and for so long as Network has not been notified of a breach of its obligations hereunder pursuant to Section 6.D hereof and such breach is continuing, Network agrees to provide Network Provider Claims Management Services (as defined herein and in Attachment F) for Home Health



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         Services provided to Network Members, including claim processing and payment, and such other provider payment services as set forth in this section 1.I.

         (1) "Claims Management" or "Claims Management Services" shall mean the process by which claims for payment are paid to Network Providers (but not non-Network Providers or non-Participating Providers) for Home Health Services provided to Network Members, including emergency and urgent services as defined by the Health Care Financing Administration, and records that are to be maintained of claims and payments for such services. Network shall provide Claims Management Services in accordance with Company standards, subject to Network's ability to cure pursuant to section 6.F hereof. Network represents, warrants and agrees that at all times its provision of Claims Management services meet or exceed (i) all Company standards, policies and procedures; (ii) all applicable state and federal statutes and regulations, including but not limited to, Medicare statues and regulations and all fiduciary obligations under ERISA; and (iii) the standards of any applicable accrediting organization, including, but not limited to, NCQA. In the event that Company or an accrediting organization's standards or any state or federal statutory or regulatory provisions are materially changed or revised, Network agrees, without limiting the Parties' rights and obligations pursuant to section 6.G hereof, to comply with or implement, as applicable, and to the reasonable good faith satisfaction of Company, any such change or revision within the earlier of sixty (60) calendar days of receiving notice of such change or within such time frame as may be required by the accrediting organization or applicable law or regulation. Company agrees to promptly notify Network of any and all such changes, whether through written communication or through the Operating Committee.

         (2) Network shall allow Company to maintain oversight of the Claims Management services furnished by Network on behalf of Company. Such oversight shall at a minimum include permission for Company, Company's designated agents(s), federal, state and local governmental authorities having jurisdiction, and any applicable accrediting organization, to audit, during regular business hours upon at least ten (10) calendar days prior written notice, any and all documents and materials directly related to Claims Management Services rendered under this Agreement. In addition Company, Company's designated agent(s), federal, state and local governmental authorities having jurisdiction, and any applicable accrediting organization shall be permitted by Network to conduct a site visit and/or audit at any site where Network processes claims under the terms of this Agreement upon not less than ten
              (10) calendar days prior written notice, except as otherwise required under applicable law. Any such audit shall be at Company's expense (except for federal, state and local governmental authorities auditing Network not arising from this Agreement, in which case Company shall not share any expenses in connection with any such audit, and shall be reasonably permitted during the term of this Agreement and for a period of three (3) years thereafter; provided, however, that nothing in this section 1.I(2) shall extend the audit rights under this Agreement of any such entity.

         (3) Network shall provide, in a format acceptable to Company and so long as available under Network's then-current management information system without material upgrades to software or hardware, timely, accurate and appropriate data and information (including demographics) to enable Company to fulfill applicable accrediting organizations and state and federal regulatory filing requirements. If such information cannot be provided by Network to Company without such material upgrades to software or hardware, Network shall provide to Company, in a format available to it under its then-current system, the above information which satisfies Company's reporting requirements.

         (4) Network agrees that in addition to its obligations to maintain "proprietary or confidential business information" as set forth in
              Section 7 herein, Network shall ensure that any Information related to a Member which discloses data by which individual patients can be identified is to be kept strictly confidential in accordance with all state and federal laws



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              regarding, among other things, the confidentiality of patient records and shall not be released to any third party without the prior written permission of Company or pursuant to a court order, subpoena or appropriate request from any regulatory agency with jurisdiction. In the event of such a court order, subpoena or request from a regulatory agency, unless prohibited by law, Network will provide Company prior written notification prior to releasing such information or records so that Company may seek a protective order or other remedy at Company's expense.


2.   OTHER DUTIES OF NETWORK

     Network shall perform each of the following additional obligations:

     A. Member Hold Harmless. If the applicable payor is an HMO, Network agrees that in no event, including but not limited to, non-payment by the HMO, insolvency of the HMO or breach of this Agreement, shall Network bill, charge, collect a deposit from, seek remuneration or reimbursement from, or have any recourse against, including without limitation, the institution of any action at law, a Member or persons (other than the HMO) acting on a Member's behalf for Covered Services or any other amounts owed Network Providers by HMO. This provision shall not prohibit the collection of deductibles, coinsurance or copayments from Network Members in accordance with the terms of the Member's Plan and applicable law. Network agrees that: (i) this provision shall survive termination of this Agreement regardless of the cause giving rise to termination and shall be construed for the benefit of Network Members, and (ii) this provision supersedes any oral or written agreement to the contrary now existing or hereafter entered into between Network and a Network Member or persons acting on a Network Member's behalf.


     B. Network agrees to perform its duties and responsibilities under this Agreement in accordance with the Performance Standards of Attachment G hereof, and Network agrees that its failure to satisfy and comply with such Performance Standards in any Home Health Network may, at Company's discretion, result in the imposition of the financial assessments and/or taking other actions identified in Attachment G or possible termination and/or other actions authorized under this Agreement in accordance with Sections 6.D and 6.E hereof.

     C. Limited Utilization Management and Case Management Services. Network shall perform, either directly, or through an Affiliate appropriately licensed and qualified (if required under applicable state law), and in accordance with Company's applicable rules, policies and procedures, the following case management and utilization management functions with respect to Home Health Services to Network Members: intake of all referrals for services under this Agreement; development, in conjunction with the Member's physician, of a plan of care; ongoing case management (including reauthorizations of care) to assure the appropriate level of care (as determined by the applicable Plan or the Plan's appropriate medical director) is being rendered; accepting referrals for Home Health Services provided to Network Members; coordinating the provision of Home Health Services provided to Network Members; and, authorizing and reauthorizing such services. Network shall make all initial determinations as to whether a Network Member is eligible to receive Home Health Services (based on eligibility data supplied by Company under the terms hereof), and as to whether a service/supply is a covered Home Health Service (based on benefit plan descriptions supplied by Company under the terms hereof). In the event Company authorizes the provision of services/supplies which are not covered Home Health Services under Attachment A, ("Extra-Contractual Services"), Company shall pay for such Extra-Contractual Services on a fee-for-service basis, and Network assumes no financial liability or risk whatsoever for payments to providers with respect to such Extra-Contractual Services. If, upon referral of a Network Member to Network or pursuant to a request for reauthorization for a Home Health Service to Network Members, Network patient care coordinators and/or management staff would



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         make a negative recommendation as to the medical necessity of a requested service and/or supply, or that a requested service/supply is not a Covered Home Health Service, or is a negative recommendation based on a Member's status as a Network Member (in the case of non-emergent, non-urgent services), Network shall defer all such recommendations to the applicable Company Medical Director who shall review and either affirm or reject such recommendation. Network shall not negatively recommend or delay the provision or arranging of emergent or urgent services to an individual (and it is represented by such individual or the referring source that such individual is a Member) solely on the basis that such individual is not a Network Member. Notwithstanding anything to the contrary herein, the Parties acknowledge that Company retains final authority for all medical necessity denials, interpretation of Plans, patient and disease management programs, member grievances and appeals and any other duties as mandated by applicable law and as expressly provided elsewhere herein.

     D. Demonstrate the willingness to expand this Agreement to other Geographic Areas on the terms, or terms substantially similar to those, herein and such other reasonable terms as are mutually satisfactory to the Parties, and Network shall use reasonable efforts to assist Company in any Company expansion market in establishing a provider network for Home Health Services consistent with the terms of this Agreement and on such other commercially reasonable terms mutually acceptable to the Parties and negotiated in good faith.

     E. Encounter Data. For those services performed by Network Providers for Network Members, Network shall provide Company with encounter data by type of Covered Service rendered to Network Members in the form and manner as reasonably specified by Company that Network can provide using its current systems and without incurring a significant financial cost or significant or material reprogramming. During the term of this agreement such encounter data shall be jointly owned by Network and Company, and upon expiration or termination of this agreement such encounter data shall be the property of Company; provided that Network and Company shall jointly own (during the term of this Agreement and thereafter) all reports, summaries analyses, trends and the like derived from such encounter data. Network agrees that Company and its Affiliates, shall, during Network's normal business hours and without unreasonably interfering with Network's customary business operations, have unlimited free and equal access: (1) to all data and information obtained, created, or collected by Network which specifically relates to Network Members and (2) to all data and information created by Network by which individual patients can be identified (each of (1) and (2) above is "Information"). Network shall not enter into any contract or arrangement whereby Company or it Affiliates do not have unlimited free and equal access, consistent with the terms of this section, to the Information in electronic or other form or would be required to pay any access, transaction or other fee to obtain such Information in electronic, written or other form. No Information shall be directly or indirectly provided by Network to any competitor of Company or competitor of Company's Affiliates. Network represents and warrants that Network will use (whether during or after the term of this Agreement) such Information solely for internal quality assessment purposes, including benchmarking, best practices, and clinical pathways. Network agrees not to use such Information in a manner competitive with Company's or its Affiliates' business. Notwithstanding the immediately preceding sentence, each of Network and Company shall bear fully its costs arising from its year 2000 reprogramming initiatives, if any. Network may share Company-specific data to a third party in connection with its performance of its obligations hereunder, so long as such third party signs a confidentially agreement in a form and content attached hereto as Attachment H prior to such disclosure. Nothing in this section is intended to prohibit Network's use of aggregate information that Network develops or maintains, provided, however, that Network may not disclose aggregate information derived from Information which: (a) may reveal or disclose proprietary information of Company as described in section 7 hereof; (b) reveals or readily identifies Company's utilization rates or other related data of Company ; or (c) personally identifies or reveals the identity of a Member or patient.

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     F.  Insurance. Network shall maintain comprehensive general liability insurance at minimum levels reasonably required from time to time by Company, but in no event less than One Million Dollars ($1,000,000) per claim and Three Million Dollars in the annual aggregate and director and officer liability coverage for Network's directors, officers, trustees and managers in the minimum amount of Five Million Dollars ($5,000,000). Certificates of insurance or copies of declaration pages relating to such policies shall be delivered to Company upon request. Network shall notify Company at least thirty (30) days in advance of any cancellation, limitation, or non-renewal of, or any material change to, said policies.


3.   DUTIES OF COMPANY

     Company shall use its commercially reasonable best efforts in performing each of the following obligations:

     A. Patient Management. Except as provided in section 2.C to the contrary, patient management services, including but not limited to utilization review, case management, disease management, precertification, and the patient management obligations of this section 3.A imposed upon Company by this Agreement, or by federal and state statutes and regulations, which as between Company and governmental authorities with jurisdiction over such statutes and regulations, are non delegable. Utilization management personnel will be identified to Network and will work with utilization management staff on- and off-site, as reasonably necessary for Network to perform its obligations hereunder. New Disease Management programs, other than those identified in Attachment A as of the Effective Date, for which Network will be responsible for supporting and in respect of which Network will be providing or arranging support services, will be implemented under this Agreement sixty (60) days after written notice to Network by Company or sixty
         (60) days after communication of such new program by or through the Operating Committee. Prior to the sixty (60) day implementation period, the performance standards in respect of such new program will not apply to Network's performance of such new program.

     B. Products/Publicity. Company shall have responsibility for and agrees to continually advertise and market the Plans during the term of this Agreement. Network and any Network Provider may not advertise, issue a press release or make any public statement about Company or this Agreement without Company's prior written approval, not to be unreasonably withheld; provided, however, Network and Network Providers may advertise themselves as participating Company Providers. Company shall not make any public disclosures of the names of Network Providers without Network's and such Network Provider's prior written consent, not to be unreasonably withheld; provided, however, that Company may freely and without Network's or Network Providers' consent, advertise Network's and Network Providers' participation hereunder and under Company Participating Provider agreements in Company's provider and similar directories and to other providers in connection with any service rendered to or required by Members.

     C. Subcontractors. Company agrees that any of its subcontractors under this Agreement shall be bound to all of Company policies and procedures applicable to such subcontractor hereunder, under the terms of this Agreement, and Company shall require and ensure that such subcontractors comply with all of such policies and procedures in conformity with the terms hereof.

     D. Member services, including enrollment, dedicated member services phone line, grievance processes and collection of premium and processing.

     E. Provider and Network Support Services. Company agrees to provide provider services, a dedicated (i.e., for provider relations purposes) provider relations telephone line, and a Company Medical Director interface with Network. Company shall provide (including all costs to establish and maintain) Network with 24 hour a day, 365 days per year, access to a reasonably required number



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         of dedicated toll-free 800 telephone lines for purposes of verifying
         Member eligibility. Such dedicated toll-free 800 lines shall include a VRU system which is continually updated and which, at all times, will have real-time eligibility data on Members available to Network. Network shall be entitled to rely upon the accuracy of all eligibility information obtained via the 800 line VRU System, and Company may not retroactively deny payment for services (on the basis of ineligibility) for which Network has first obtained affirmative coverage status. Company shall, also provide Network, as soon as is practicable but no later than on the Implementation Date, and, after the Implementation Date, on or before the first day of each month thereafter during the term hereof, with magnetic tapes or cartridges or hard copy for any data elements not available until August 1, 1998 (in a format(s) compatible with the Network's hardware and software so long as available under Company's then-current management information system without material upgrades to software or hardware, and if such material upgrades would be required, Company shall provide Network with the following in a format and in the frequency then available) of current Network Member eligibility data, which will include, at a minimum: the Network Member's I.D. #, name, age, gender, Primary Care Physician's office #, and applicable copayments, coinsurance or deductible amounts and a benefit rider designation, if any. In addition, Company shall, on a monthly basis, deliver to Network a report that shows the provider numbers or the primary care physicians for the Members enrolled in the Company's HMO-based Plans serviced by an integrated delivery system.

     F. Legal Compliance. Regulatory compliance and filings relating to Company's obligations with respect to its products and its provider contracts. Company represents and warrants that it and its Affiliates have full authority to enter into this Agreement and the collateral agreements required hereby (including the New York IPA Agreement), and that neither the execution nor the performance of their respective terms will contravene, violate or cause the breach of any contract or agreement to which Company is a party or to which it is bound which affect Company's obligations hereunder. Company further represents and warrants that the form of agreements in Attachments D and Attachment M are the most current (as of the Effective Date) versions of such agreements to have been approved by the New York Department of Health.

     G.  Underwriting services.

     H. System support services, including appropriate data collection and reporting to regulatory agencies.

     I. Quality assessment services, including provider credentialing and recruiting, accreditation, member satisfaction, surveys (related to primary care physicians, provider sanctioning, specialists and hospital services, other than such surveys which Network has agreed to perform in accordance with the terms hereof) and data collection, analysis and reporting.

     J. Provider payment, including but not limited to, claims processing services for Home Health Services provided to non-Network Members, and provider payment, including but not limited to, claims processing services (but in no event limiting the financial responsibility of Network for Home Health Services) for Home Health Services rendered to Network Members on an out-of-network basis, either by non-Network Providers or by non-Participating Providers.

     K.  All other administrative and management services for the Plans.

     L. Company shall provide Network with the reports in the formats and frequencies identified and reasonably requested by Network through the Operating Committee, so long as available under Company's then-current management information system without material upgrades to software or hardware, and if such material upgrades would be required, Company shall provide Network with such reports in a format and in the frequency then available.

     M. Insurance. Company shall maintain comprehensive managed care, professional and general liability insurance or a program of self-insurance at minimum levels generally standard in the industry for a health maintenance organization of Company's size, but in no event less than Five Hundred Thousand Dollars ($500,000) per claim, and One Million Dollars ($1,000,000) and Five Million Dollars ($5,000,000), respectively, in the annual aggregate, and director and officer liability coverage (or a program of self-insurance) for Company's directors, officers, trustees and managers in the minimum amount of Five Million Dollars ($5,000,000). Certificates or memorandum copies evidencing such coverage or programs of self-insurance shall be delivered to Network upon its request. Company shall notify Network at least thirty (30) days in advance of any cancellation, limitation, or any material adverse change to, said policies, coverages or programs of self-insurance.

4.   PAYMENT ARRANGEMENTS

     A. Network shall be compensated and shall be fully financially responsible in accordance with the provisions of Attachment A for the provision and for arranging the provision of all Home Health Services to Network Members by home health care providers on and effective the first day of July, 1998 ("Implementation Date") and (except as otherwise expressly provided herein) Network shall be paid by Company hereunder on the last day of each month thereafter (beginning August 31, 1998) for obligations to provide or arrange for the provision of Home Health Services during such month, provided, however, that the first Capitation Amount payment hereunder shall occur upon the Implementation Date subject to all the limitations and conditions hereof. Network agrees to accept the payments provided for in Attachment A as full and complete compensation for provision by Network and Network Providers and all other providers of Home Health Services to Network Members and other obligations under this Agreement, except as otherwise expressly provided herein. For the provision of any Home Health Services to Members who are not Network Members within such Geographic Area, each Participating Provider or Network Provider shall be paid in accordance with their individual provider contracts with Company.

         Notwithstanding the foregoing paragraph, if pursuant to the terms of section 5.A hereof, Network elects at any time to fund the Letters of Credit (and does so fund such Letters of Credit and provide same to Company no later than the fifth (5th) day of the then-current month, in the Fully-Funded amounts as provided in section 5.A, the Capitation Amounts hereunder shall be paid by Company to Network on a prospective basis, on or before the first day of each month, effective as of the first month immediately following the month in which the Letters of Credit are so increased.

     B. From the Effective Date through the Implementation Date and for all Home Health Services with dates of service prior to the Implementation Date, each Company Participating Provider shall be paid by Company for the provision of any Home Health Services to Members in accordance with their individual provider contracts with Company; provided that with respect to those Home Health Services which are authorized prior to the Implementation Date and for which reimbursement is on a case rate, or episode of care (e.g., DME rental) basis, the amount of such reimbursement shall be allocated to the Parties on a prorated basis in a mutually acceptable manner to be agreed upon prior to the Implementation Date.

     C. Network or Network Providers shall be entitled to collect and retain from Members the copayments or coinsurance permitted under the terms of the applicable Plan. Network agrees, and Network shall cause Network Affiliated Providers and shall contractually require Network Associated Providers to agree, to accept the payments provided for in the applicable Network Provider Agreement or in the individual Participating Provider agreements (as the case may be) as full and complete compensation for provision by Network Providers of Home Health Services, except for those charges permitted under the applicable Plan. At no time will Network or Network Providers seek compensation from Members for Home Health Services except for those charges authorized by the Plan.

5.   LETTER OF CREDIT; EXCESS LOSS INSURANCE.

     A.  Financial Reserves/Letter  of Credit.

         Subject to the terms of section 6.D, at all times during term of this Agreement, Network shall maintain a clean, irrevocable standby Letter of Credit (or multiple Letters of Credit as provided herein at Company's direction) in the amounts and according to the terms herein and in the form attached hereto as Attachment I , and from a bank acceptable to Company (the "Letter(s) of Credit").

         Company may draw upon the Letter(s) of Credit to pay any Network Providers or any other providers for Home Health Services provided to Network Members for which Network is financially responsible hereunder, if: the funds from Network's Capitation Amounts paid to Network are insufficient or unavailable to pay such providers, upon Company's reasonable determination after review of Network's Financial Statements; if Network has persistently engaged in a pattern of failure to pay Network Providers claims, when due, that are undisputed in good faith; or if Network becomes insolvent or for any reason ceases to conduct business. Company shall provide Network with contemporaneous notice of any draw on the Letter(s) of Credit, which notice shall include the reasons for the draw and the amounts drawn. To the extent that such amounts are drawn under the Letter(s) of Credit, in whole or in part, Network's financial obligations hereunder shall be deemed by Company to be reduced dollar-for-dollar in the amount(s) so drawn. In the event of any draw by Company upon the Letter(s) of Credit as provided herein, Company shall reconcile any payments made to Network Associated Providers for Home Health Services with the actual amounts of Network Associated Providers' clean, undisputed in good faith claims for payment for Home Health Services. To the extent that the amounts of such claims are exceeded by the amounts drawn by Company under the Letter(s) of Credit, at the time so drawn, Company shall credit Network with such amounts with respect to any then-outstanding or future financial liability of Network.

         The following Letter(s) of Credit shall be maintained by Network in accordance with the terms herein and according to the schedule and in the amounts immediately below ("Scheduled Amounts"):


              Letter of Credit Amount       Obtained by                         Effective As of

              $3,000,000                    Effective Date                      ID
              $4,000,000                    Implementation Date ("ID")          ID
              $3,750,000                    ID + 52 days                        ID + 60 days
              $3,750,000                    ID + 82 days                        ID + 90 days

              $14,500,000 Total at 90 days after Implementation Date


         Until such time as the Letter(s) of Credit is funded by Network in the amount of $14.5 million, Network shall submit to Company, no later than thirty-five (35) days after the close of the preceding month, Network's Balance Sheet, Income Statement and a summary report of cash flows prepared in accordance with GAAP, consistently applied ("Network's Financial Statements").

         At any time after the Implementation Date, Network may elect to increase the amount of the Letter(s) of Credit such that all aggregate amounts then so available to Company are equal to three-months then-current Capitation Amount ("Fully-Funded Amount"). In such event, the payment to Network of the Capitation Amount shall revert to a payment schedule whereby Company shall pay such Capitation Amount prospectively in accordance with Section 4 hereof.

         Network will present to Company the Letter(s) of Credit in the required formats and amounts three (3) days prior to Company's scheduled generation of the then-current month's Capitation Amount payment (which shall mean the generation by Company of Network's Capitation Amount payment by the 25th of each month, but shall not mean the due date of such payment by Company, which latter time is addressed in section 5 hereof). In any given month, if by such time Network does not so present Company with the required Letter(s) of Credit, Company may, at Company's discretion, deduct from the Capitation Amount then due the amount necessary to cover the amounts of the then-required Letter(s) of Credit amount per the above schedule and as other amounts as required by this section 5.A. Company will release such funds to Network's designee immediately upon Company's receipt of the required Letter(s) of Credit.

         After the last Letter of Credit is delivered to Company in the Scheduled Amounts, such amounts shall be modified annually, as follows:
         The aggregate amount available to Company under the Letters of Credit shall be adjusted to an amount equal to the greater of: (a) that portion of the three-(3) months aggregate Capitation Amount that Network reasonably anticipates it is obligated to pay hereunder and under the Network Provider Agreements to Network Associated Providers over the subsequent three (3) month period; or (b) the amount that represents the total anticipated three-(3) months claims liability of Network for Home Health Services (based upon Network's then-current reference [fee] schedules) for Home Health Services rendered to Network Members by Network Associated Providers, all as reasonably projected by Network on an actuarially-sound basis and as demonstrated to Company's reasonable satisfaction using the prior twelve (12) months' (or such shorter period if this Agreement has been in effect for less than 12 months) Home Health Services claims experience for such Network Associated Providers.

         In the event that the Letter(s) of Credit are delivered to Company in the Fully-Funded Amounts, such amounts shall be modified annually, as follows: The aggregate amount available to Company under the Letter(s) of Credit shall be adjusted to an amount equal to the greater of: (a) that portion of the three-(3) months aggregate Capitation Amount that Network reasonably anticipates it is obligated to pay hereunder and under the Network Provider Agreements to Network Providers over the subsequent three (3) month period; or (b) the amount that represents the total anticipated three-(3) months claims liability of Network for Home Health Services (based upon Network's then-current reference [fee] schedules) for Home Health Services rendered to Network Members by Network Providers, all as reasonably projected by Network on an actuarially-sound basis and as demonstrated to Company's reasonable satisfaction using the prior twelve (12) months' (or such shorter period if this Agreement has been in effect for less than 12 months) Home Health Services claims experience for such Network Providers.

         Nothing in this section 5.A shall be interpreted to restrict or limit Company from reasonably requiring additional increases in the Letter(s) of Credit amount(s) in the event that: (a) Network is not reimbursing Network Providers in accordance with this Agreement, and (b) Network is experiencing two or more consecutive quarterly deficit positions (based upon and defined as the amount of any then-current negative difference between Total Capitation Amounts paid by Company to Network and then-currently projected total costs in respect of the Home Health Services provided to Network Members by Network Associated Providers.

         Upon termination of this Agreement, Network shall maintain, subject to section 6.D hereof, the Letter(s) of Credit for a period of at least 13 months after such termination. Company is hereby authorized by Network to draw upon the Letter of Credit on behalf of Network only under the circumstances described in this section 5.A. Network and Company shall execute all documents reasonably necessary to enable Company to perform such functions.

         In the event of Network's insolvency or if the Capitation Amounts then due to Network by Company are insufficient or unavailable to satisfy all Network Providers' valid, outstanding claims against Network for Home Health Services, Network agrees, for and on behalf of its Network Affiliated Providers, that such claims for payment shall be subordinate to such claims of Network Associated Providers for such services, but only to the extent that Network's available funds are insufficient or unavailable for Network to pay such claims of both Network Affiliated Providers and Network Associated Providers without any reduction, compromise or accord and satisfaction; and, to such extent, such Network Affiliated Providers' unsatisfied claims (or any unsatisfied portions thereof) against Network are hereby waived. Coram Healthcare Corporation ("Coram") shall cause each of its Affiliates providing services pursuant to this Agreement to delay or waive such Affiliates' rights to payment by Coram under each such Affiliate's Network Provider Agreement in accordance with the terms of this paragraph, and to cause such Affiliates to execute such documents and instruments Company deems necessary to enforce the designation of payment obligations of such Affiliates pursuant to the Three Party Agreement or Negative Amendment, as the case may be. Network and each of such Affiliates forever waive any claim, right or defense against Company to additional money or payments hereunder, except as is expressly provided in this Agreement.

     B. Excess Loss. Network shall purchase an excess loss policy from an insurer reasonably acceptable to Company, effective upon the Implementation Date, which policy shall insure Network (and name Company as an additional insured) against the financial risk assumed by Network (less a risk corridor in a policy that is industry standard and as mutually acceptable to the Parties), for the provision, or the arranging for the provision, of Home Health Services in excess of the total PMPM Amount (as determined on an actuarially sound basis) for any calendar year. As an alternative to this Excess Loss policy, Network may deliver a policy or maintain adequate reserves designed to provide similar protection in form and substance reasonably acceptable to Company.

6.   TERM

     A. This Agreement shall be effective for an initial term ("Initial Term") of five (5) years commencing on the Effective Date. Neither Party may terminate this Agreement without cause during the Initial Term, and this Agreement may only be otherwise terminated as set forth in this section 6. Thereafter, this Agreement shall renew automatically for one-year periods, unless terminated by either Party hereunder. Either Party may at its sole discretion and option terminate this Agreement at any time without cause by giving at least one hundred eighty (180) days written notice to the other Party; provided, however, that no such termination shall be effective during the Initial Term hereof. These provisions shall not be construed to terminate any rights of Network Providers to compensation by Network for Network Providers' services rendered to Network Members prior to termination, except as otherwise expressly provided in this Agreement.

     B. Notwithstanding the foregoing, if any of the following events shall occur with respect to Network, Company shall have a right to terminate this Agreement immediately upon notice to Network:

         1. The withdrawal, expiration or non-renewal of any state or local license, essential certificate, approval or authorization (or the imposition of any such license, essential certificate, approval or authorization which Network does not then possess) of Network which withdrawal, expiration or non-renewal or imposition materially adversely affects Network's ability to perform under the Agreement and which can not be resolved to the Parties' mutual satisfaction through restructuring the terms of this Agreement on substantially equivalent economic terms as if such withdrawal, expiration, non-renewal or imposition had not occurred.

         2. The bankruptcy or receivership of Network, or an assignment by Network for the benefit of creditors.

         3. The loss of or limitation of Network's general or professional liability insurance.

         4. The debarment of Network from participation in any governmental-sponsored program.

         5. The conviction of Network of any felony or crime of a moral turpitude.

         6.   The dissolution of Network.

         7.   The breach by Network of any of its representations set forth in section 1.F or the breach by Network of section 11 if there is no good faith dispute among the Parties that a breach of section 11 has occurred, and if there is a good faith dispute among the Parties that a breach of section 11 has occurred, the dispute has remain unresolved for a period of ten (10) business days following Network's receipt of written notice describing such breach and after Company's documented good faith attempt to contact one of Network's representatives on the Operating Committee to resolve such dispute.

     Network shall provide immediate notice to Company of the occurrence of any of the aforesaid events.


     C. Notwithstanding section 6.A, if any of the following events shall occur with respect to Company, Network shall have a right to terminate this Agreement immediately upon notice to Company:

         1.   The breach by Company of any of its representations set forth in section 3.F;

         2. The withdrawal, expiration or non-renewal of any state or local license, essential certificate, approval or authorization (or the imposition of any such license, essential certificate, approval or authorization which Company does not then possess) of Company which withdrawal, expiration or non-renewal or imposition materially adversely affects Company's ability to perform under the Agreement and which can not be resolved to the Parties' mutual satisfaction through restructuring the terms of this Agreement on substantially equivalent economic terms as if such withdrawal, expiration, non-renewal or imposition had not occurred;

         3. The bankruptcy or receivership of Company, or an assignment by Company for the benefit of creditors;

         4. The loss of or limitation of Company's general or professional liability insurance (such as a program of self-insurance);

         5. The debarment of Company from participation in any governmental-sponsored program;

         6. The conviction of Company of any felony that would materially effect or impair Company's obligations hereunder.

         7. Except as related to section 5.A hereof, the failure by Company to make Capitation Amount payments when due to Network pursuant to section 5 and Attachment A hereof, and such failure has remained unresolved for a period of seven (7) business days following Company's receipt of written notice describing such failure and after Network's documented good faith attempt to contact a manager of Company's National Ancillary Contracts department to resolve such failure.

     D. Termination By Company Upon Certain Other Events. Company may, at its discretion and without limiting any other remedy hereunder or at law or in equity, revoke the exclusivity service arrangement as to the Geographic Area in any Region in which any of the following may occur, or Company may terminate this Agreement, on ninety (90) days written notice in the event Network breaches any one or more of the following or if any of the following occurs, and (except as to (1) or (2) of this section 6.D), Network has failed to cure such breach or to resolve such occurrence to Company's reasonable satisfaction within such ninety (90) day period:

         1. Member satisfaction levels among the Network Members within such Geographic Area have continually and materially deviated from the targets specified in Attachment G; or

         2. Network has failed to maintain the Letter of Credit as required under section 5.A; or

         3. Network has a provider network, at any time after the Implementation Date, within any given Geographic Area which is inadequate, in Company's reasonable determination, to provide all Home Health Services required under the applicable Plans to Network Members in any such Geographic Area.

         In addition, without limiting any other remedy or right under this Agreement or at law or in equity, in the event that Network has failed, either consistently or materially, to fulfill its obligations with respect to the Claims Management Services as provided in section 1.I hereof and the related procedures in Attachment F (or changes to such Attachment F of which Network has been given reasonable prior written notice), Company may after the Implementation Date, in its discretion and upon sixty (60) days prior written notice, terminate Network's performance under section 1.I with the remainder of this Agreement continuing in full force and effect with respect to all other terms and conditions in accordance with its terms. In the event that Company so terminates Network's performance under section 1.I hereof, the Parties shall meet and negotiate in good faith as to a mutually acceptable and reasonable reduction in the amount of the Letter(s) of Credit required to be maintained by Network pursuant to section 5.A above, which reduction shall be in proportion to the reduction in Company's legal exposure resulting from such termination of Network's performance under section 1.I hereof.

     E. Termination by Company for Category I Material Events. In addition to any assessments under Attachment G upon the occurrence of any Category I Material Event (as defined in such Attachment G), Company may, at its discretion, in the applicable Geographic Area , take the following actions: (1) terminate the exclusivity arrangement; and/or (2) add another Home Health Services network or provider, notwithstanding the exclusivity arrangement herein.

     F. Termination By Either Party for Breach of Material Obligation. This Agreement may be terminated by either Party in the event of a breach of a material term or material obligation of this Agreement by either Party, provided that the non-breaching Party has first given notice in writing and the breaching Party has not cured the alleged breach (or commenced actions to cure such breach) not later than sixty (60) days following such notice. For the purposes of this section 6.F, the obligations of Network under Sections 1.A, 1.B, 1.C, 1.E, 1.F, 1.I, 1.H, 2.B, 2.C, 2.E and 2.F hereunder shall be deemed to be material obligations of Network. The obligations of Company contained in Sections 3.A, 3.E, and 4.A hereof are deemed to be material obligations of Company. Such notice shall set forth the facts underlying the alleged breach. If such breach is cured (or such actions are commenced) within such 60 day period, then this Agreement shall continue in effect for its remaining term, subject to each provision of this Agreement. Neither the waiver by either of the Parties of a breach of or default under any of the provisions of this Agreement nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement, or to exercise any right or privilege hereunder, shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of such rights or privileges hereunder.

     G. Renegotiation/Termination Upon Certain Events and Related Disputes. In the event: (i) Company changes the Home Health Services applicable to its HMO-based Plans for which Network is obligated hereunder, and such changes have a material adverse financial consequence on Network (which consequence shall be demonstrable to Company's reasonable satisfaction) or there is a material financial benefit to Network as a result of such change (demonstrated to Network's reasonable satisfaction); or (ii) Company implements a change to any of its patient management policies and procedures applicable to Network under the terms hereof, and such change has a material adverse financial consequence on Network (which consequence shall be demonstrable to Company's reasonable satisfaction) or there is a material financial benefit to Network as a result of such change (demonstrated to Network's reasonable satisfaction); or (iii); independent of Company or Network efforts or actions, changes occur in the industry, including but not limited to regulatory changes (excluding licensure requirement changes), changes in technology, medicine or medical practices which materially change the course of home care services, thereby materially changing the use or cost of such services, therapies, treatments and there is a material financial benefit or detriment to either Party (demonstrated to the other Party's reasonable satisfaction); then the Parties shall negotiate in good faith for a period of forty-five (45) days as to whether to make an appropriate increase or decrease to the Capitation Amounts described in Attachment "A". If, by the end of such 45 day period the Parties are unable to agree on a mutually satisfactory adjustment to the Capitation Amount, then either Party shall request in writing (pursuant to the notice provisions herein) the President of each party to resolve the matter. If the President of each Party is unable to resolve such matter within thirty (30) days after the matter is referred to the Presidents, either Party may terminate this Agreement (but not before the process in this paragraph of this section 6.G.) upon one hundred-twenty (120) days prior written notice to the other Party. During the period described in this paragraph, each Party shall continue to perform each of its obligations under this Agreement in accordance with its terms, and neither party shall take any action or cause any action to be taken, or refrain from taking any action or from causing any action to be taken which has the effect of suspending or restricting the other Party's obligations under this Agreement, except as may be expressly provided otherwise in this Agreement. In no event shall Network delay, cease or discontinue the provision or arranging of Home Health Services to Network Members during any such period described in this paragraph or upon any other dispute among the Parties.

         During the period after Company's implementation of the proposed changes in section one of this section 6.G., and prior to the effective date of termination (or the date the parties agree to a new Capitation Amount, whichever shall first occur), the proposed changes, if related to a change in Home Health Services as provided in section 6.G(i) above, shall result in (and shall not exceed) payment by Company to Network on a fee-for-service basis at the then-current geographic market rate determined by Network Provider Agreements plus a network administration fee* until agreement on a new Capitation Amount or termination of this Agreement in accordance with this section 6.G. In the event that the Parties agree to a new Capitation Amount, the new Capitation Amount shall reflect, on a unit cost per patient per month basis, an amount which accurately reflects Network's incremental increase or decrease, as the case may be, of its administrative unit costs attributable to its management hereunder of such new Home Health Service (or change in same). In

         ----------------
         *Confidential Treatment Requested
         establishing such incremental increase or decrease of Network's incremental unit cost, per patient per month, to the extent that such incremental unit cost is greater than or less than the network administration fee paid to Network above, Company or Network, respectively, shall reimburse the other Party in the amount of such excess or shortfall, respectively. Network shall provide or arrange for the provision of such services to Network Members in accordance with the terms hereof. If there is no corresponding fee schedule amount of the service, Company shall develop a mutually acceptable, actuarially-based amount for the service. In the event the parties agree to an adjusted Capitation Amount within the initial 45 or 75 day period of this section 6.G., the new Capitation Amount shall apply effective, if in the case of 6.G(i), as of the first day of the month immediately following the month in which agreement on the new Capitation Amount is reached, and if in the case of section 6.G(ii) or 6.G(iii), retroactively to the time when such 6.G(ii) or 6.G(iii) changes were implemented.

7.   CONFIDENTIALITY

     Company and Network agree that they shall treat the terms of this Agreement, and any correspondence, reconciliation or other communication relating to payment under this Agreement, as confidential information and shall not disclose the terms of this Agreement to any third party without the prior written consent of the other party, except as required by law. Neither Company nor Network shall disclose any proprietary or confidential business information to a third party, other than to Network Providers, Network's or Company's lenders as of the Effective Date or excess loss insurance providers. Any other disclosures of such information, other than to sources related to Network's financing (debt or equity) or legal disclosure requirements, each of which disclosures by Network requires Company's prior written consent, not to be unreasonably withheld or delayed), including but not limited to disclosures to any outside attorney, consultant or advisor representing the parties in connection with the negotiation of this Agreement (who shall agree to abide by this confidentiality provision), requires execution by such parties of the Confidentiality Agreement attached hereto as Attachment H, and the express written consent of the Party whose information is to be disclosed not be unreasonably withheld, qualified or delayed. For purposes of this Agreement, the term "proprietary or confidential business information" will include internal business practices and business records, including but not limited to, information concerning products, pricing, contracts, or business methods, in any form whatsoever, but not including information otherwise readily available to the public or information generally and reasonably understood by the parties to be non-confidential.

     Network agrees that in addition to its obligations to maintain "proprietary or confidential business information" as set forth in this Section 7, Network shall ensure that any information related to a Member under this Agreement which discloses data by which individual patients can be identified is to be kept strictly confidential in accordance with all state and federal laws regarding, among other things, the confidentiality of patient records, and shall not be released (except pursuant to a duly executed patient release, or pursuant to a court order, subpoena or appropriate request from any regulatory agency with competent jurisdiction). In the event of such a court order, subpoena or appropriate request from a regulatory agency, unless prohibited by law, Network will provide Company prior written notification prior to releasing such information or records so that Company may seek a protective order or other remedy at Company's expense.

     Company and Network agree that disclosure of information in violation of this Section would cause injury to the other not adequately compensable by money damages. Accordingly, in addition to, and not in limitation of its rights, either party shall be entitled to a permanent injunction in order to prevent or restrain any breach (by the other party or any person acting directly or indirectly for the other party) of such party's obligations set forth in this Section 7. Both Parties also agree to waive any right such Party may have to a jury trial concerning only the enforcement of the obligations set forth in this Section, but expressly reserve such right as to any other matter or dispute arising in connection with this Agreement.

8.   RESTRICTIVE COVENANTS

     A. During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, Network agrees that it and its Affiliates shall not directly or indirectly, enter into or engage in the ownership, management, operation, or control of, or act as a consultant or advisor to any existing or proposed entity operating or planning to operate a health maintenance organization, or other health insurance or benefits business (collectively, a "Health Insurer"). In the event Network hereafter acquires a provider group that owns a Health Insurer, Network agrees to make good faith efforts to structure such acquisition so as not to become an owner (directly or indirectly) of such Health Insurer prior to the consummation of such acquisition. Network agrees that it shall not during the term of this Agreement actively promote any health plan or insurer competitive with Company and further agrees that it shall not cooperate with or assist in any marketing or other activity that is intended to or is likely to have the effect of soliciting or recruiting members for any other health plan or insurer competitive with Company, except that Network may advertise that it is a participating provider in such plans. During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, Network shall not, directly or indirectly, advise, counsel or solicit to any Network Associated Provider to terminate its provider agreement with Company in the Regions; provided, however, the foregoing provision, shall not be construed to limit or impair, in any manner whatsoever, Network's right to inform Network Providers of the opportunity to participate in arrangements negotiated by Network with other payors on such Provider's behalf.

         Notwithstanding the foregoing, this provision shall not be construed to prohibit or in any manner limit Network, at any time during or after the term hereof, from soliciting or entering into direct contracts with self-insured groups on a fee-for-service or other basis to provide or arrange for the provision of Home Health Services to the group's members/employees, so long as such groups are not then current customers of Company and so long as (during the term of this Agreement) Network provides Company thirty (30) days prior written notice of Network's intent to solicit such business (or such shorter notice if Network is required, due to no action or request on its part, to respond to such group in less than thirty days, in which case Network shall provide Company such notice as is reasonably practicable); and Network discusses with Company in good faith the feasibility of approaching such group on a joint Network/Company basis for the provision and administration of the delivery of such services. If, by the end of such thirty (30) day period (or such shorter period as may occur in the immediately preceding sentence), the Parties are unable to agree in good faith as to a mutually acceptable arrangement for the joint delivery and administration of such services to such group, Network shall thereafter be free to individually solicit and contract with such group. Notwithstanding anything to the contrary herein, Network shall not solicit Company's then-current customers or counsel or advise, directly or indirectly, Payors, Sponsors or other entities then under contract with Company to cancel, modify, or not renew said contracts.

     B. Rights of First Offer/Refusal. In the event that, on or prior to the fifth anniversary of the Effective Date, Network (through its executive management or designee) enters into discussions with, or solicits offers, proposals, letters of interest or bids for (in whole or in part) or enters into any arrangement or transaction for the sale of all or substantially all of its assets or stock, or that involves substantially all the assets or stock or the business of Network, whether through an affiliation, joint venture, merger or consolidation, to or with a Company Competitor, Network shall give written notification to Company as soon as practicable but in any event, prior to the consummation of active discussions or negotiations, and prior to the execution of a letter of intent, or definitive agreement with respect to such arrangements or transactions, and Network shall solicit Company's offer, proposal, letter of interest or bid on the same terms and in the same manner as required of or by such other entities prior to Network entering into any definitive agreement with any such entity for such discussions, arrangements or transactions, and Company shall respond with its intentions, but is not so obligated, to Network's notice within fifteen (15) days of Company's receipt of same. In the event that Company does not so respond, Network's obligations hereunder as to the discussions, arrangements or transactions under consideration at the time Network's notice to Company was issued, shall be deemed fulfilled hereunder. In the event Network has complied with this section 8.B, this section 8.B. shall not be construed to require Network to enter into a definitive agreement with Company on the same or similar terms as such other entity.

      C.   Change in Control.

         (1) Except as prohibited by law, during the term of this Agreement Network agrees that it shall use reasonable efforts to provide to Company prompt written notice before public announcement of any transaction that results in the change of control or ownership of Network or a sale of substantially all of Network's assets ("Change of Control Transaction") and in no event less than thirty
              (30) days prior to the consummation of such Change of Control Transaction. Network shall promptly notify Company upon such Change of Control Transaction.

              Company reserves the right to terminate this Agreement any time prior to the consummation of such Change in Control Transaction, or within ninety (90) days following the consummation of a Change of Control Transaction only if such Change of Control Transaction is likely to result in (i) Company being under contract to an entity that has been barred from participation in the Medicare Program; or (ii) Company being under contract with a Company Competitor

         (2) Except as prohibited by law and except for possible transactions announced prior to the Effective Date, during the term of this Agreement Company agrees that it shall use reasonable efforts to provide to Network prompt written notice before public announcement of any transaction that results in the change of control or ownership of Company or a sale of substantially all of Company's assets ("Change of Control Transaction"), and in no event less than thirty (30) days prior to the consummation of such Change of Control Transaction. Network reserves the right to terminate this Agreement any time prior to or within ninety (90) days following the consummation of a Change of Control Transaction, only in the following circumstances: such Change of Control Transaction results or is likely to result in (i) Network being under contract to an entity that has been barred from participation in the Medicare Program; or (ii) Network being under contract with an entity competitive to Network's business (provided, however, that the activities permitted under section 8.A hereof shall not be deemed to be Network's business for the purposes of this section 8.C(2)(ii).

9.   COOPERATION OF THE PARTIES/RELATIONSHIP OF THE PARTIES

     A. Network and Company will maintain an effective liaison and close cooperation with each other to provide maximum benefits at reasonable costs to Members consistent with applicable standards of medical practice, provided that nothing in this section 9.A shall be construed to alter or amend Network's express rights or obligations herein. Network and Company will use their reasonable best commercial efforts to comply with each other's administrative policies and procedures, including those related to the delivery of medical services and will keep and make available (except to the extent prohibited by applicable law, rule or regulation), such medical, financial and other records as each Party requires to fulfill its obligations under this Agreement.


     B. Company will provide copies of relevant Company policies and procedures and updates which are necessary for Network to perform its obligations hereunder, including, but not limited to, all applicable patient management and utilization management policies and procedures, benefit Plans, eligibility data and disease management programs. Subject to the terms of section 6.F., Network shall be bound only by those Company policies and procedures and updates of which Network has received a) not less than 30 days prior written notice or b) through direct communications from or by the Operations Committee.

     C. Each Party will exchange such financial information, Member demographics, encounter and clinical data reasonably necessary for the other Party to perform its obligations under this Agreement. Such information will be exchanged electronically, to the extent feasible to both Parties.

     D. Each Party will be given, by the other Party, the good faith opportunity to participate in the development of new clinical programs related, in either Party's reasonable determination, to the obligations of either Party.


     E. Indemnification. Network agrees to indemnify and hold Company, its officers, employees and agents harmless from any claims, demands, loss, liability, damages, costs and expenses (including reasonable attorney's fees and including any sanctions, fines or fees from a regulatory agency as a result of Network's failure to fulfill its obligations under Sections 1.I and 2.C of this agreement) made or incurred by Company through no fault of Company in connection with any threatened or proposed action, suit, proceeding, demand, assessment or judgment arising from and directly attributable to the acts and omissions of Network in its performance of its obligations under Sections 1.I and 2.C hereof. Company agrees promptly to notify Network in writing of any claim or the commencement of any action against Company that could give rise to a claim for indemnification by Company hereunder.

         In the event that litigation or a proceeding is commenced by any third party against Company and such litigation or proceeding gives rise to a claim for indemnification (under the terms of this Section 9.E) and counsel for Company reasonably - in the exercise of utmost good faith recommends the defense, settlement of or compromise with respect to such litigation or proceeding, Company shall have communicated such defense, settlement or compromise to Network and Network shall have the right to give its prior reasonable consent (such consent not to be unreasonably withheld, qualified or delayed) to such defense, settlement or compromise. In the event that Network does not consent to such defense, settlement or compromise, Network shall have the discretion - to be exercised in the utmost good faith - to defend, settle, compromise or otherwise direct such litigation or proceeding, including without limitation the right to assume the defense of Company. In the event that Network elects to direct, defend, settle or compromise such litigation or proceeding, the parties shall sever any then-existing joint defense arrangement and Network shall assume the direction, defense, settlement or compromise of such litigation or proceeding and, from such point forward, Network shall bear all expenses, costs and settlements, judgments or compromises related to the same of the assumed litigation or proceeding. Notwithstanding the foregoing, prior to any offer, settlement or compromise, relating to a matter for which Company may be liable and which is severable from Network's obligation to indemnify hereunder, Company shall have the right to give its prior reasonable consent (such consent not to be unreasonably withheld, qualified or delayed) to such offer, settlement or compromise.

         In the event that Company directs any such litigation or proceeding, or proposes an offer, settlement or compromise of the same, and such litigation or proceeding gives rise to a claim for indemnification under this Section 9.E, prior to communicating to or agreeing with such third party any offer, settlement or compromise, Company shall be obligated to obtain Network's prior reasonable consent (such consent not to be unreasonably withheld, qualified or delayed) to such offer, settlement or compromise.

         Notwithstanding anything to the contrary in this Section 9.E, in the event of a claim for indemnification under this Section 9.E, Network and the Company jointly and in good faith shall explore retaining common counsel to protect the interests of each of Company and Network, except in the case of a conflict between the Parties or if in the judgment of common counsel preservation of the attorney-client privilege is or likely would be jeopardized. In the event that common counsel is so retained, such common counsel shall defend the claim, action or proceeding pursuant to the joint, good faith instructions of Company and Network.

         Nothing in this Section 9.E is intended to limit or reduce, nor shall it have the effect of limiting or reducing, either Party's rights and remedies under this Agreement, at law or in equity.

         None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties herein, nor any of their respective employees, shall be construed or represent themselves to be the agent, employee, servant, employer or representative of the other. This Agreement is not a joint venture between the parties.


10.  AGREEMENT ADMINISTRATION

     The parties shall designate Operating Committees to oversee the operation of this Agreement and the related provider contracts. The Operating Committees shall consist of equal numbers of representatives from each party. The Operating Committees shall meet , commencing on the Implementation Date, with the frequency described and shall consider those issues and items listed in Attachment J hereof.

11.  ASSIGNMENT

     This Agreement shall not be assignable or transferable, in whole or in part, by Network without the prior written consent of Company, its successors or assigns, which consent shall not be unreasonably withheld, qualified or delayed. For the purposes of this paragraph only, and disregarding any possible contrary construct or interpretation, an assignment or transfer by Network shall include, but not necessarily be limited to: (a) the sale or transfer of (i) capital stock or comparable equity interests of Network, (ii) controlling voting interests in Network,
     (b) operation of law in connection with a merger or consolidation of Network, (c) the sale of all or substantially all of the assets of Network, or (d) any other similar transaction or disposition by or involving Network. Nothing in this paragraph shall be construed to limit or prohibit any single transaction by Network involving its affiliates only, the sole result of which is an internal restructuring or recapitalization by Network.

     This Agreement may be assigned or transferred by Company to an Affiliate or to a successor in interest, regardless of the form of transaction, or pursuant to a transaction whereby Company or its Affiliates sell, are acquired by, or merge or consolidate with, another entity; provided, however, that if, as a result of such sale, merger or consolidation of an HMO Affiliate to or with a third-party successor in interest, Company will no longer operate any Plan for Network Members of such HMO Affiliate, Company shall provide Network with written notice of such sale, merger or consolidation of such an HMO Affiliate to such third-party successor in interest prior to the consummation of such sale, merger or consolidation, and Network shall, at its sole discretion, have the right to not have this Agreement apply with respect to such Plan.

12. EXCLUSIVE RELATIONSHIP. During the term of this Agreement, the Parties shall have an exclusive relationship in the Regions for Network Members. Except as expressly provided otherwise in this Agreement and except with respect to those Members enrolled in Company's HMO-based Plans serviced by an IDS which is at risk for providing the Home Health Services, Members on the Aetna Health Plan of Southern New England license and subsequent Members acquired or encumbered by Company as a result of an acquisition, merger or other transaction closed after the Effective Date and imposing an obligation inconsistent with the Network Member arrangement under this Agreement, neither Company nor its Affiliates shall enter into any agreement, whether oral or in writing, directly or indirectly, for the provision of Home Health Services to Members in the Regions with any organization or provider other than by or through Network, except agreements, which as a result of acquisition merger or other transaction impose obligations inconsistent with this Agreement. The Parties understand and acknowledge that the immediately preceding sentence shall not be interpreted to prohibit or limit

     Company with respect to a potential acquisition by Company or Company's parent, of the health business of New York Life Inc., known as "NYLCare" and Network acknowledges that, to the extent that NYLCare members become Company Members, but such Members are subject to an obligation or encumbrance inconsistent with the exclusivity provisions of this Agreement, such Members may not (at Company's election) be considered Network Members for the purposes of this Agreement, and Network agrees that Company is under no obligation to deal exclusively with Network for such members, provided that, upon the expiration or other termination of such obligations or encumbrances during the term of this Agreement, such Members shall automatically be considered Network Members under the terms and conditions of this Agreement. Without limiting the foregoing and without limiting in any way the Performance Standard remedies if Home Health Services to Network Members are not available from Network Providers, Company may contract directly with an alternate provider of such services; provided that, Company gives Network sixty (60) days prior written notice of the need for such services and Network does not, within such time, recruit Network Provider(s) able to perform such services and who otherwise meet Company's applicable participation criteria set forth in Attachment D. Notwithstanding anything contained herein above to the contrary, Network acknowledges that Company has entered into at-risk arrangements with the hospital systems, providers and integrated delivery systems ("IDS") pursuant to which such systems/providers have agreed to assume all or part of the financial risk associated with the delivery of Home Health Services to Members in the Regions who have selected a primary care physician who is a member of such provider/systems as his/her primary care physician. The parties agree that such arrangements shall not be deemed a breach of this Section. In the event Company wishes to add additional at-risk groups during the term of this agreement, nothing in this Section 12 is intended to restrict Company's ability to do such; provided however, Company agrees:
     a) to provide Network upon the Effective Date with a listing of such IDS as of the Effective Date, b) to communicate to Network on an ongoing basis such listings of IDS as may be added throughout the term of this Agreement;
     c) to act in good faith as a liaison between Network and all existing and additional at-risk groups, and to use its best commercial efforts in assisting Network in developing a participation arrangement between such at-risk group(s) and Network consistent with the terms of this Agreement. All of the above communication and actions in the immediately preceding sentence shall occur and be conducted through the Operating Committee.

13.  SEVERABILITY

     Without limiting sections 6.B(1) and 6.C(2) hereof, if any part of this Agreement should be declared unenforceable or void, the remaining provisions herein shall continue to have full force and effect so long as the rights and obligations of the parties, including financial obligations, continue to be substantially consistent with the original terms of the Agreement; provided however, that if federal or state laws, rules or regulations prohibit payment to Network on the basis pursuant to Attachment A, payment shall be made by Company to Network on a fee-for-service basis according to the provisions in Attachment K hereof, on substantially equivalent economic terms as if such withdrawal, expiration, non-renewal or imposition had not occurred, within 30 days of Network's submission to Company of claims for Covered Home Health Services for payment after such federal or state laws, rules or regulations have gone into effect.

14.  ENTIRE AGREEMENT

     This Agreement (including all exhibits, Schedules and Attachments hereto, which are hereby incorporated by reference herein and all Company Participating Provider Agreements and all Network Provider agreements related to this Agreement) constitutes the entire understanding of the parties hereto and no changes, amendments, waivers or alterations shall be effective unless signed by both parties. In the event the terms and conditions of this Agreement are inconsistent with the terms and conditions of any Attachment and/or Schedule and or Provider Agreement hereto, the terms and conditions of this Agreement shall govern.

15.  NOTICES

     Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be effective when sent by certified or registered mail, or overnight or same-day courier to Network at:

                  Coram Healthcare Corporation
                  1125 17th Street, Suite 2100
                  Denver, CO  80202
                  Attention: Contracts and Pricing Department
                  With a copy to:  General Counsel

     and to Company at:

                  Aetna U.S. Healthcare
                  980 Jolly Road
                  Blue Bell, PA 19422
         Attention:  National Ancillary Contracting Department
         cc:  Chief Legal and Regulatory Officer



16.  AFFIRMATIVE ACTION

     Company is an Equal Opportunity Employer which maintains an Affirmative Action Program. The parties shall comply with Executive Order 11246, the Vietnam Era Veterans Readjustment Act of 1974, the Drug Free Workplace Act of 1988, the Vocational Rehabilitation Act and similar legislation in transactions relating to any government contract. Network further agrees to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religious creed, ancestry, national origin, sex, sexual orientation or disability.

17.  NON-DISCLOSURE

     The terms and conditions herein shall be treated by the parties as strictly confidential. Accordingly, the Parties agree not to disclose, directly or indirectly, this Agreement or the terms and conditions herein, including but not limited to all schedules and financial terms, to any third party, other than financing sources (debt or equity)except to carry out or enforce the terms and conditions of this Agreement. The Parties agree that the breach or prospective breach of this provision will cause irreparable harm for which money damages may not be adequate. The Parties therefore agree that in addition to any other remedies, the non-breaching party shall be entitled to injunctive or other equitable relief to restrain the breach hereof. This provision shall not apply to:

     A. Disclosures required by law, provided such disclosure is limited to the extent required by law; or

     B. disclosures to professionals, including but not limited to accountants and attorneys, retained by each party to carry out its ordinary business activities; or

     C. information that is within the public domain and which each party learns of through the public domain at the time of disclosure, or was previously known to the disclosing party, or is or becomes publicly available without breach of this Agreement, or is received from a third party holding such information legally and having the legal right to disseminate it without breach of this Agreement by such disclosing party, or is disclosed by the disclosing party with the written approval of the other party.

18. INDEPENDENT CONTRACTORS. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties herein, nor any of their respective employees, shall be construed or represent themselves to be the agent, employee, servant, employer or representative of the other. This Agreement is not a joint venture between the parties.

19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware.

20. COMPLIANCE WITH LAW. The Parties agree to comply with all applicable federal and state laws and all other ordinances, regulations, orders and codes related to this Agreement and the services to be provided hereunder, including, but not limited to statutes and regulations related to fraud, abuse, discrimination, disabilities, confidentiality, self-referral, false claims and prohibition of kick backs.

21. KEY PERSONNEL. Between the Effective Date and the Implementation Date, Network must receive Company's prior written consent, not to be unreasonably withheld, for replacements for the key Network staff who are dedicated to implementing this Agreement, as identified on the attached Attachment L.

22. ADDITION OF AFFILIATES. Subject to the terms of section 6.G, in the event that Company wishes to add to its Affiliates under the terms of this Agreement, Company shall provide Network with reasonable prior written notice of the acquisition with respect to Network Members of any entity which will become an Affiliate of Company, together with any information necessary for Network to perform its obligations under this Agreement with respect to such Network Members. In the event that Company adds an Affiliate after the Implementation Date hereof, and Company can not implement the Capitation Amount payment arrangement under Attachment A hereunder with respect to such Affiliate, then until such time as Company can pay the Capitation Amounts under Attachment A with respect to such Affiliate, all the terms of this Agreement apply with respect to Home Health Services relating to such Affiliate, with the exception that payment to Network relating to such Affiliate shall be in accordance with Attachment K, on substantially equivalent economic terms as if such payment had been in accordance with Attachment A hereof.


23. NEW YORK IPA AGREEMENT. The Parties acknowledge and agree that all payments due to Network pursuant to section 5 and Attachment A hereof with respect to Network's services and Home Health Services rendered to or for Network Members enrolled in Company's New York HMO Affiliate, shall be made by Company in accordance with the terms herein and shall be paid directly to Network's New York affiliate, Coram Independent Practice Association, Inc., or its lawful designee ("IPA") (at the address specified in advance by Network to Company), in complete satisfaction of Company's payment obligations with respect to such Network Members hereunder. The parties acknowledge and agree that, notwithstanding anything to the contrary herein, or notwithstanding anything pursuant to the New York IPA Agreement in Attachment M between IPA and Company or by virtue of New York state law or regulation, the Parties shall be obligated under this Agreement as if such new York IPA Agreement did not exist. The Parties shall conform the form of agreement in Attachment M to be consistent with this Agreement in all material respects, to the extent that such modifications do not require filing such agreement with the New York Department of Health.

24. SURVIVAL OF TERMS. Except as expressly provided otherwise herein, the rights and obligations in this Agreement shall survive termination or expiration of this Agreement.

25.  DEFINITIONS

     When used in this Agreement, all capitalized terms shall have the following meanings:

     A. Affiliate. means, when used with respect to Company or Network, any corporation, partnership or other legal entity directly or indirectly owned or controlled by, or which owns or controls, or which is under common ownership or control with Company or Network, as the case may be.

     B. Company Competitor means, for the purposes of sections 8.B, 8.C(1) and 8.C(2), and only for the purposes of sections 8.B, 8.C(1) and 8.C(2), an entity that operates a health maintenance organization or other entity engaged in the business of insurance or benefits management programs or services, except that such term for such sections does not refer to an entity whose primary business is the provision and/or the provision and arranging for the provision of health care services.

     C. Geographic Area shall have the meaning ascribed to such term in the description of "Category II" of the Performance Standards hereof.

     D. HMO Based Plans. means those Company underwritten health benefit Plans issued pursuant to Company's applicable state HMO license, which include the following: Company HMO, Medicare Risk and Point of Service (including but not limited to Company's "QPOS") products.

     E. Home Health Network. means Network's network of home health providers organized to provide or arrange for the provision of Home Health Services to patients.

     F. Home Health Services. Those Medically Necessary services which are to be provided to Network Members under the terms and conditions of the group master contract or insurance policy for the applicable Plan and which are listed on Attachment A. When used with respect to individuals not Network Members, such term is intended to describe those services described in Attachment A.

     G. Medically Necessary Services shall be as defined in the group master contract or insurance policy for the applicable Plan.

     H.  Member. A person who is currently enrolled in a Plan.

     I. NCQA. The National Committee for Quality Assurance, its successor or such other health care accrediting organization designated by Company and approved by Network in writing.

     J. Network Affiliated Provider. A Home Health Services provider or facility employed or owned or controlled by the Network or other entity affiliated with the Network in the delivery of Home Health Services and who is also a Participating Provider. A list of these providers is provided in Attachment "B".

     K. Network Associated Provider. A Home Health Services provider or facility involved in the delivery of Home Health Services which is under contract with Network to provide or arrange for the provision of Home Health Services and who is also a Participating Provider.

     L. Network Member Shall mean those Members enrolled in Company's HMO-based Plans not serviced by an IDS which is at risk for providing the Home Health Services, and excluding those Members on the Aetna Health Plan of Southern New England license and subsequent Members acquired or encumbered by Company as a result of an acquisition, merger or other transaction imposing an obligation inconsistent with the Network Member arrangement under this Agreement, after the Effective Date.

     M. Network Provider. A Network Affiliated Provider or a Network Associated Provider.

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


     N. Participating Provider. Any Network Provider who has entered into and continues to have a current valid contract with Company to provide Home Health Services to Members. Such Providers may also be referred to herein as "Network Providers", as such term is defined herein.

     O. "Payment Fund" means that fund, as described in Attachment A, for the purpose of providing Company a source (but not an exclusive source) for obtaining reimbursement for the Total Company Direct Payments.

     P. Performance Standard or Performance Standards. Those standards identified in Attachment G hereof.

     Q. Plan. Each health benefit plan offered, issued or administered by Company.

     R.  "PMPM" means per Member per month.

     S. "PMPM Payment Rates" means the PMPM amounts specified in Attachment A and subject to adjustments or modifications as set forth in Attachment "A" in accordance with the terms of this Agreement.

     T. Regions means Company's Northeast and Mid-Atlantic Regions, which include all of Company's existing and future service areas in the States of NY, NJ, PA, DE, CT, NH, MA and RI. Company's service areas in the Regions as of the Effective Date include the following:

                         NY:
                         NJ:
                         PA:
                         DE: [List of Applicable Counties appears in Exhibit 1]
                         CT:
                         NH:
                         MA:
                         RI:

     U. "Total Company Direct Payments" means, with respect to each calendar year or partial calendar year hereunder and excluding the aggregate payments made or credited by Company to Network at the PMPM Payment Rates for the applicable period, the total payments made by Company to any and all providers in respect of Home Health Services furnished to Network Members after the Implementation Date for which Network is financially responsible under this Agreement.




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